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                                                                      Exhibit 11

                      SENSORMATIC ELECTRONICS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (IN THOUSANDS)

                                                      Three Months ended                 Nine Months ended
                                                            March 31,                         March 31,
                                                   --------------------------          -----------------------
                                                     1995              1994              1995           1994
                                                   --------          --------          --------       --------
Income:

  Net income for primary
    computation                                    $ 24,120          $ 16,394          $ 69,501       $ 50,022

  Add interest expense (net
    of tax) on 7% convertible
      subordinated debentures                             -             1,335                 -          3,871
                                                   --------          --------          --------       --------

  Adjusted net income for fully
    diluted computation                            $ 24,120          $ 17,729          $ 69,501       $ 53,893
                                                   ========          ========          ========       ========

Common shares:

  Weighted average shares
    outstanding during the period                    72,542            59,507            70,047         58,916

  Potential dilutive exercise of
    stock options and warrants (1)                    1,211             1,728             1,313          2,057
                                                   --------          --------          --------       --------

  Shares included in computation
    of primary earnings per share                    73,803            61,235            71,360         60,973

  Shares issuable on conversion
    of 7% convertible subordinated
      debentures                                          -             7,225                 -          7,225

  Maximum dilution of stock
    options and warrants (2)                              -                55                99             55
                                                   --------        ----------          --------       --------

  Shares included in computation of
    fully diluted earnings per
    share                                            73,803            68,515            71,459         68,253
                                                   ========        ==========          ========       ========


(1) Computed under the treasury stock method based on the average stock price during the periods.

(2) Computed under the treasury stock method based on stock price at end of periods if higher than the average price during the periods.